CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Neuro-Hitech, Inc. of our report dated March 28, 2007, relating to our audit of the consolidated financial statements which appear in the Annual Report on Form 10-KSB for the year ended December 31, 2006.

MOORE STEPHENS, P.C.
Certified Public Accountants

Cranford, New Jersey
December 27, 2007